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                          January 25, 2023

       Dean Julia
       Chief Executive Officer
       Mobiquity Technologies, Inc.
       35 Torrington Lane
       Shoreham , NY 11786

                                                        Re: Mobiquity
Technologies, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed January 18,
2023
                                                            File No. 333-269293

       Dear Dean Julia:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Taylor
Beech at 202-551-4515 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Trade & Services